Exhibit 99.1
1 of 4
NEWS RELEASE
For Immediate Release
TUFCO TECHNOLOGIES, INC. ANNOUNCES
FISCAL YEAR 2011 SECOND QUARTER AND FIRST SIX MONTHS RESULTS
GREEN BAY, WI (May 9, 2011)—Tufco Technologies, Inc. (NASDAQ: TFCO), a leading provider of branded contract wet and dry wipes converting in North America and a provider of specialty printing services and business imaging products, today announced that fiscal year 2011 second quarter sales were $28,611,000, up 37% over 2010 second quarter sales. For the first six months of fiscal 2011, sales were $52,772,000, compared to $40,917,000 for the first six months of fiscal 2010, an increase of 29%.
Net income per diluted share for the second quarter of fiscal 2011 was $0.03 per share compared to a net loss of $0.05 per diluted share for the second quarter of fiscal 2010. For the first six months of fiscal 2011, net loss per diluted share was $0.01 per share compared to a net loss per diluted share of $0.09 for the first six months of fiscal 2010.
In commenting on the results, Louis LeCalsey, Tufco’s President and CEO said, “While profitability was restored in the second quarter, the sales volume increases we saw were dampened by pricing and cost pressures. The second quarter sales increase results from a combination of increased sales to existing customers and sales of new products to both existing and new customers. We expect overall continued profit improvement in the third quarter.”
Tufco, headquartered in Green Bay, Wisconsin, has manufacturing operations in Wisconsin and North Carolina.

Information about the results reported herein, or copies of the Company’s Quarterly Reports, may be obtained by calling the contact person listed below.
This press release, including the discussion of the Company’s fiscal 2011 results in comparison to fiscal 2010 contains forward-looking statements regarding current expectations, risks and uncertainties for future periods. The actual results could differ materially from those discussed herein due to a variety of factors such as the Company’s ability to increase sales, changes in customer demand for its products, cancellation of production agreements by significant customers including two Contract Manufacturing customers it depends upon for a significant portion of its business, its ability to meet competitors’ prices on products to be sold under these production agreements, the effects of the economy in general, including the slow economic recovery from the recent economic downturn, the Company’s ability to refinance or replace its line of credit, which expires January 31, 2012, the Company’s inability to benefit from any general economic improvements, material increases in the cost of raw materials, competition in the Company’s product areas, the ability of management to successfully reduce operating expenses including labor and waste costs in relation to net sales, the Company’s ability to increase sales and earnings as a result of new projects, the Company’s ability to successfully install new equipment on a timely basis, the Company’s ability to continue to produce new products, the Company’s ability to continue to improve profitability, the Company’s ability to successfully attract new customers through its sales initiatives and strengthening its new business development efforts, and the Company’s ability to improve the run rates for its products. Therefore, the financial data for the periods presented may not be indicative of the Company’s future financial condition or results of operations. The Company assumes no responsibility to update the forward-looking statements contained in this press release.

Contact:	Michael B. Wheeler, VP and CFO Tufco Technologies, Inc. P. O. Box 23500 Green Bay, WI 54305-3500 (920) 336-0054 (920) 336-9041 (Fax)

TUFCO TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets
(Amounts in 000’s)

	March 31,	September 30,
	2011	2010
ASSETS
Cash	$7	$8
Accounts Receivable — Net	12,572	14,211
Inventories — Net	18,050	14,330
Other Current Assets	639	538

Total Current Assets	31,268	29,087
Property, Plant and Equipment — Net	18,073	18,640
Goodwill — Net	7,212	7,212
Other Assets	137	136

Total	$56,690	$55,075

LIABILITIES AND STOCKHOLDERS’ EQUITY

Revolving Line of Credit	$6,141	$4,477
Current Portion of Note Payable	252	244
Accounts Payable	9,832	9,975
Accrued Liabilities	737	555
Other Current Liabilities	542	435

Total Current Liabilities	17,504	15,686

Long-Term Debt	899	1,027
Deferred Income Taxes	2,224	2,257

Common Stock and Paid-in Capital	25,556	25,545
Retained Earnings	12,665	12,718
Treasury Stock	(2,158)	(2,158)
Total Stockholders’ Equity	36,063	36,105

Total	$56,690	$55,075

TUFCO TECHNOLOGIES, INC.
Condensed Consolidated Statements of Operations
(Amounts in 000’s except share and per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
Net Sales	$28,611	$20,875	$52,772	$40,917
Cost of Sales	26,886	19,855	49,944	38,852

Gross Profit	1,725	1,020	2,828	2,065
SG&A Expense	1,489	1,357	2,829	2,634

Operating Income (Loss)	236	(337)	(1)	(569)
Interest Expense	68	34	132	57
Interest Income and Other Income	(31)	—	(48)	(15)

Income (Loss) Before Income Taxes	199	(371)	(85)	(611)
Income Tax Expense (Benefit)	74	(138)	(32)	(228)

Net Income (Loss)	$125	$(233)	$(53)	$(383)

Net Income (Loss) Per Share:
Basic	$0.03	$(0.05)	$(0.01)	$(0.09)
Diluted	$0.03	$(0.05)	$(0.01)	$(0.09)
Weighted Average Common Shares Outstanding:
Basic	4,308,947	4,308,947	4,308,947	4,308,947
Diluted	4,309,609	4,308,947	4,308,947	4,308,947